EXHIBIT "99.1"

NEWS RELEASE	
FOR IMMEDIATE RELEASE	**Contact:** **American Realty Investors, Inc.** **Investor Relations** **Gene Bertcher (800) 400-6407** **investor.relations@americanrealtyinvest.com**

American Realty Investors, Inc. Reports First Quarter 2016 Results

Dallas (May 13, 2016) – American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2016. For the three months ended March 31, 2016, we reported a net loss applicable to common shares of ($3.7) million or ($0.24) per diluted earnings per share, as compared to a net income applicable to common shares of $3.0 million or $0.21 per diluted earnings per share for the same period ended 2015.

The growth in revenue and corresponding improvement in Net Operating Income for the three months ended March 31, 2016 demonstrates the viability of our business strategy. Management will continue its plan for growth from its operating properties and expects to reinvest in areas that will complement this growth; further management will maintain strong attention to all details of its operations including appropriate expense controls.

Our ability to take advantage of lower-interest rate mortgages available has reduced our monthly obligations and increased cash flow within our multifamily portfolio.

Revenues

Rental and other property revenues were $29.2 million for the three months ended March 31, 2016. This represents an increase of $6.0 million, as compared to the prior period revenues of $23.2 million. This change, by segment, is an increase in the apartment portfolio of $5.2 million, and an increase in the commercial portfolio of $0.8 million. Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging over 95%. We have been able to surpass expectations due to the high-quality product offered, strength of our management team and our commitment to our tenants. The increase in our apartment and commercial portfolios was mainly due to the acquisition of new properties. We are continuing to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Expense

Property operating expenses were $15.2 million for the three months ended March 31, 2016. This represents an increase of $3.5 million, as compared to the prior period operating expenses of $11.7 million. This change, by segment, is an increase in the apartment portfolio of $2.3 million, an increase in the commercial portfolio of $0.8 million, and an increase in the land portfolio of $0.4 million. The increase in property operating expenses is consistent with the acquisition of new properties.

Depreciation and amortization expense was $5.8 million for the three months ended March 31, 2016. This represents an increase of $1.1 million, as compared to the prior period expense of $4.7 million. This change by segment is an increase of $0.7 million in the apartment portfolio and an increase of $0.4 million in the commercial portfolio.

Advisory fees increased $0.4 million for the three months ended March 31, 2016 as compared to the prior period. Advisory fees are computed based on a gross asset fee of 0.0625% per month (0.75% per annum) of the weighted average of the gross asset value.

Other income (expense)

Mortgage and loan interest expense was $13.5 million for the three months ended March 31, 2016. This represents an increase of $3.7 million, as compared to the prior period expense of $9.8 million. The majority of this increase is in the apartments and other portfolios and is due to the acquisition of new apartment complexes, incurring new corporate debt obligations and the acquisition of one commercial property. This increase by segment is reflected in an increase of $0.3 million in the commercial portfolio, an increase of $1.2 million in the apartment portfolio, a decrease in the land portfolio of $0.8 million due to the transfer of mortgage obligations related to land sold, and an increase of $3.0 million in the other portfolio.

Loan charges expense was $0.7 million for the three months ended March 31, 2016. This represents a decrease of $1.2 million, as compared to the prior period expense of $1.9 million. The decrease was due to the decline of prepayment penalties related to refinances in this quarter.

Gain on land sales decreased for the three months ended March 31, 2016, as compared to the prior period. In 2016, we sold 40.88 acres of land for a sales price of $4.2 million and recorded a gain of $1.7 million. In 2015, we sold 33.4 acres of land for a sales price of $7.2 million and recorded a gain of $2.9 million.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended March 31, 2016	2015
	(dollars in thousands, except per share amounts)	
Revenues:		
Rental and other property revenues (including $173 and $170 for the three months ended 2016 and 2015, respectively, from related parties)	$ 29,205	$ 23,156
Expenses:		
Property operating expenses (including $210 and $162 for the three months ended 2016 and 2015, respectively, from related parties)	15,216	11,668
Depreciation and amortization	5,830	4,704
General and administrative (including $918 and $1,007 for the three months ended 2016 and 2015, respectively, from related parties)	2,025	2,201
Net income fee to related party	72	290
Advisory fee to related party	2,738	2,292
Total operating expenses	25,881	21,155
Net operating income (loss)	3,324	2,001
Other income (expenses):		
Interest income (including $4,528 and $4,897 for the three months ended 2016 and 2015, respectively, from related parties)	5,291	5,237
Other income	298	4,097
Mortgage and loan interest (including $1,092 and $864 for the three months ended 2016 and 2015, respectively, from related parties)	(13,525)	(9,794)
Loan charges and prepayment penalties	(689)	(1,850)
Earnings from unconsolidated subsidiaries and investees	155	45
Litigation settlement (expense)	-	(73)
Total other expenses	(8,470)	(2,338)
Loss before gain on land sales, non-controlling interest, and taxes	(5,146)	(337)
Gain (loss) on sale of income producing properties	(244)	-
Gain on land sales	1,652	2,876
Net income (loss) from continuing operations before taxes	(3,738)	2,539
Income tax benefit (expense)	1	103
Net income (loss) from continuing operations	(3,737)	2,642
Discontinued operations:		
Net income (loss) from discontinued operations	3	293
Income tax benefit (expense) from discontinued operations	(1)	(103)
Net income (loss) from discontinued operations	2	190
Net income (loss)	(3,735)	2,832
Net income (loss) attributable to non-controlling interest	530	508
Net income attributable to American Realty Investors, Inc.	(3,205)	3,340
Preferred dividend requirement	(497)	(390)
Net income applicable to common shares	$ (3,702)	$ 2,950
Earnings per share - basic		
Net income (loss) from continuing operations	$ (0.24)	$ 0.20
Net income from discontinued operations	-	0.01
Net income applicable to common shares	$ (0.24)	$ 0.21
Earnings per share - diluted		
Net income (loss) from continuing operations	$ (0.24)	$ 0.16
Net income (loss) from discontinued operations	-	0.01
Net income applicable to common shares	$ (0.24)	$ 0.17
Weighted average common shares used in computing earnings per share	15,514,360	14,027,619
Weighted average common shares used in computing diluted earnings per share	15,514,360	17,426,707
Amounts attributable to American Realty Investors, Inc.		
Net income (loss) from continuing operations	$ (3,207)	$ 3,150
Net income (loss) from discontinued operations	2	190
Net income applicable to American Realty Investors, Inc.	$ (3,205)	$ 3,340

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

		March 31, 2016		December 31, 2015
	(dollars in thousands, except share and par value amounts)			
Assets				
Real estate, at cost	$	961,548	$	954,390
Real estate subject to sales contracts at cost, net of depreciation		49,155		49,155
Less accumulated depreciation		(155,332)		(150,038)
Total real estate		855,371		853,507
Notes and interest receivable				
Performing (including $120,370 in 2016 and $125,915 in 2015 from related parties)		133,274		137,280
Less allowance for doubtful accounts (including $15,537 in 2016 and 2015 from related parties)		(17,037)		(17,037)
Total notes and interest receivable		116,237		120,243
Cash and cash equivalents		10,239		15,232
Restricted cash		30,664		45,711
Investments in unconsolidated subsidiaries and investees		5,739		8,365
Receivable from related party		32,397		28,147
Other assets		56,620		46,163
Total assets	$	1,107,267	$	1,117,368
Liabilities and Shareholders' Equity				
Liabilities:				
Notes and interest payable	$	801,905	$	797,962
Notes related to subject to sales contracts		376		376
Notes related to assets subject to sales contract		6,220		6,422
Payable to related parties				-
Deferred revenue (including $70,902 in 2016 and $70,892 in 2015 from sales to related parties)		91,347		91,336
Accounts payable and other liabilities (including $10,112 in 2016 and $10,013 in 2015 to related parties)		34,762		44,383
		934,610		940,479
Shareholders' equity:				
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 2,000,614 shares in 2016 and 2015 (liquidation preference $10 per share), including 900,000 shares in 2016 and 2015 held by ARL or subsidiaries.		2,205		2,205
Common stock, $0.01 par value, authorized 100,000,000 shares; issued 15,930,145 and 14,443,404 shares; outstanding 15,514,360 and 14,027,619 shares in 2016 and 2015, respectively; including 140,000 shares held by TCI (consolidated) in 2016 and 2015.		156		156
Treasury stock at cost; 415,785 shares in 2016 and 2015, and 140,000 shares held by TCI (consolidated) as of 2016 and 2015		(6,395)		(6,395)
Paid-in capital		109,364		109,861
Retained earnings		13,925		17,130
Total American Realty Investors, Inc. shareholders' equity		119,255		122,957
Non-controlling interest		53,402		53,932
Total shareholders' equity		172,657		176,889
Total liabilities and shareholders' equity	$	1,107,267	$	1,117,368